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EXHIBIT 5.--OPINION OF COUNSEL

                                 June 1, 1995
First Financial Bancorp.
300 High Street
Hamilton, Ohio 45012-0476

        Re:  First Financial Bancorp.
             FORM S-4 REGISTRATION STATEMENT

Gentlemen:

        We are counsel for First Financial Bancorp., an Ohio corporation
(the "Company"), which is named as the registarnt in the Registration Statement on Form S-4 which is being filed on or about June 1, 1995 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), certain common shares, par value $8.00 per share (the "Common Shares"), of the Company.

        With respect to the Common Shares being registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued and paid for pursuant to the Plan and Agreement of Merger dated as of February 20, 1995 between First Financial Bancorp. and Bright Financial Services, Inc., will be validly issued, fully paid and non-assessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.



                              Very truly yours,

                              /s/ Frost & Jacobs

NG/gam